As filed with the Securities and Exchange Commission on July 27, 2004
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	000-25597	93-1261319
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Code Number)	Identification No.)

     200 SW Market Street, Suite 1900, Portland, Oregon 97204
(503) 546-2499
(Address of Principal Executive Offices and Telephone Number)

Tehama Bancorp 1999 Stock Option Plan
( Full title of the plans)

Raymond P. Davis
President and Chief Executive Officer
Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, Oregon 97201
(503) 546-2499
(Name, Address and Telephone Number of Agent for Service)

With a Copy to:
Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
601 SW Second Avenue, Suite 1800
Portland, Oregon 97204
(503) 221-0607

CALCULATION OF REGISTRATION FEE
Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered (1)	Offering Price per Unit (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock, no par	114,157	$4.98	$568,502	$72.03
value

(1)	The number of shares being registered is the number of shares issuable pursuant to options outstanding as of July 12, 2004, under the Tehama Bancorp 1999 Stock Option Plan, which was assumed by Umpqua Holdings Corporation pursuant to an Agreement and Plan of Reorganization dated March 13, 2004.
(2)	Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended. Estimated for the sole purpose of calculating the registration fee and based upon the weighted average exercise price for shares subject to outstanding options granted pursuant to the Tehama Bancorp 1999 Stock Option Plan. The maximum offering price is calculated solely for the purpose of determining the Registration Fee.

INTRODUCTORY STATEMENT

        On July 9, 2004, Humboldt Bancorp merged with and into Umpqua Holdings Corporation, with Umpqua the surviving corporation. As a result of the merger, each outstanding share of Humboldt common stock was converted into the right to receive one share of Umpqua common stock. In a prior merger, Humboldt had assumed the obligations of the Tehama Bancorp 1999 Stock Option Plan. Umpqua assumed all of the obligations under the Tehama Bancorp 1999 Stock Option Plan.

        Each outstanding option and stock award issued pursuant to the Tehama Bancorp 1999 Stock Option Plan is no longer exercisable for shares of Humboldt common stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the merger, that number of shares of Umpqua common stock equal to the product of the number of shares of Umpqua common stock for which such option was exercisable and one. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the merger.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated by reference in this registration statement

(a)	Umpqua's annual report on Form 10-K for the year ended December 31, 2003.
(b)	Umpqua's quarterly report on Form 10-Q for the quarter ended March 31, 2004 and Umpqua's current reports on Form 8-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 since December 31, 2003.
(c)	The description of the registrant's common stock contained in the registrant's registration statement on Form S-4/A dated May 18, 2004 and declared effective May 20, 2004.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Foster Pepper Tooze LLP, special counsel to the registrant, is passing upon the validity of the common stock being registered. A partner of Foster Pepper Tooze LLP owns approximately 33,000 shares of common stock. Other attorneys in such law firm own shares of the registrant, but such shares are immaterial in amount.

Item 6. Indemnification of Directors and Officers.

        As an Oregon corporation, Umpqua is subject to the provisions of the Oregon Business Corporation Act (the "OBCA"). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  His or her conduct was in good faith;
  He or she reasonably believed that his or her conduct was in the corporation's best interest, or at least not opposed to the corporation's best interests; and
  In the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation's articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Umpqua's articles of incorporation do not limit the statutory right to indemnification.

        Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  to the corporation in a proceeding by or in the right of the corporation; or
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

        The OBCA also provides that a corporation's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  any breach of the directors' duty of loyalty to the corporation or its shareholders;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  any unlawful distribution; or
  any transaction from which the director derived an improper personal benefit.

        Umpqua's articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Umpqua's request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        Umpqua's articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors' liability, Umpqua's articles would incorporate such amendment on its effective date.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits required by Item 601 of Regulation S-K filed herewith or incorporated by reference are as follows:

        Exhibits

4.1	Tehama Bancorp 1999 Stock Option Plan (incorporated by reference to Exhibit 10.21 to
Humboldt Bancorp's Registration Statement on Form S-8 filed March 29, 2001 (No. 333-
57856)
5.1	Opinion of Foster Pepper Tooze LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Foster Pepper Tooze LLP (Included in Exhibit 5.1)
24	Power of Attorney (contained on signature page)

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 21st day of July, 2004.

UMPQUA HOLDINGS CORPORATION

By: /s/ Raymond P. Davis
Raymond P. Davis
President and Chief Executive Officer

        Each person whose individual signature appears below hereby authorizes and RAYMOND P. DAVIS, STEVEN L. PHILPOTT and DANIEL A. SULLIVAN, and each of them, with full power of substitution to act as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Allyn C. Ford	Date: July 21, 2004
Allyn C. Ford, Director

By:	/s/ Lynn Herbert	Date: July 21, 2004
Lynn K. Herbert, Director

By:	/s/ David B. Frohnmayer	Date: July 21, 2004
David B. Frohnmayer, Director

By:	/s/ Dan Giustina	Date: July 21, 2004
Dan Giustina, Director

By:	/s/ Scott Chambers	Date: July 21, 2004
Scott Chambers, Director

By:	/s/ Diana Goldschmidt	Date: July 21, 2004
Diana Goldschmidt, Director

By:	/s/ James D. Coleman	Date: July 21, 2004
James D. Coleman, Director

By:	/s/ William Lansing	Date: July 21, 2004
William Lansing, Director

By:		Date: July ____, 2004
Theodore S. Mason, Director

By:	/s/ Ronald F. Angell	Date: July 21, 2004
Ronald F. Angell, Director

By:	/s/ Diane Miller	Date: July 21, 2004
Diane Miller, Director

By:		Date: July ____, 2004
Thomas Weborg, Director

By:	/s/ Raymond P. Davis	Date: July 21, 2004
Raymond P. Davis, Director,
Chief Executive Officer/President

By:	/s/ Daniel A. Sullivan	Date: July 21, 2004
Daniel A. Sullivan, Executive Vice President
Chief Financial Officer
Principal Accounting Officer

EXHIBIT INDEX

Exhibits

4.1	Tehama Bancorp 1999 Stock Option Plan (incorporated by reference to Exhibit 10.21 to
Humboldt Bancorp's Registration Statement on Form S-8 filed March 29, 2001 (No. 333-
57856)
5.1	Opinion of Foster Pepper Tooze LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Foster Pepper Tooze LLP (Included in Exhibit 5.1)
24	Power of Attorney (contained on signature page)

EXHIBIT 5.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Umpqua Holdings Corporation on Form S-8 of our report dated February 27, 2004, appearing in the Annual Report on Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Portland, Oregon
July 22, 2004

EXHIBIT 23.1

July 26, 2004

Board of Directors
Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, Oregon 97201

                Re:   Form S-8 Registration
                        Tehama Bancorp 1999 Stock Option Plan

Gentlemen:

        This firm is special counsel to Umpqua Holdings Corporation, an Oregon corporation (the "Company"), and, in that capacity, have assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of 114,157 shares of the Company's Common stock ("Shares") in accordance with the Tehama Bancorp 1999 Stock Option Plan (the "Plan").

        In the course of our representation described above, we have examined the Plan and the Registration Statement. We have reviewed the Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

        As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

        Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

        This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

        The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

Very truly yours,
FOSTER PEPPER TOOZE LLP